Exhibit 99.1

FOR IMMEDIATE RELEASE
Graymark Healthcare Reports First Quarter 2011 Financial Results
OKLAHOMA CITY, May 16, 2011 —Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported financial results for the first quarter ended March 31, 2011.
Net revenues in the first quarter of 2011 decreased 21% to $4.7 million from $5.9 million in the same year-ago quarter (as adjusted for the discontinued operations of the company’s retail pharmacy business). The decreased revenue was attributable to a series of severe weather events at the company’s locations in Kansas, Iowa, South Dakota, Oklahoma and Texas in January and February of 2011. As a result, several labs were forced to close on multiple days during those months, contributing to significantly reduced volumes during the quarter. In addition, the company realized lower average revenue per sleep study performed due to the company’s previously announced strategy to transition from being an out-of-network provider to entering into in-network agreements with third-party payers. This transition provides Graymark the opportunity to lower administrative expenses and accelerate the receipt of reimbursement payments, resulting in improved cash flow.
Revenues from the company’s sleep diagnostic business decreased 26% to $3.4 million in the first quarter of 2011 from $4.7 million in the same year-ago quarter. The decrease was attributable to the aforementioned weather events and becoming an in-network provider.
Revenues from Graymark’s sleep therapy business were flat compared to $1.2 million in the same year-ago quarter. Lower average reimbursement for CPAP setups and resupply sales were offset by increased setup and resupply volumes. Resupply volume increased 120% from 1,084 packages shipped in the first quarter of 2010 to 2,389 shipped in the first quarter of 2011. Resupply represents an important recurring revenue aspect of the company’s business.
Operating expenses were $4.4 million in the first quarter of 2011, decreasing 20% from $5.5 million in the same year-ago quarter. The decrease in operating expenses was primarily attributable to lease renegotiations, the consolidation of non-profitable facilities and a reduction in unnecessary corporate overhead.
Loss from continuing operations was unchanged from the same year-ago quarter at $1.7 million. Net loss attributable to Graymark Healthcare was $1.8 million or $(0.07) per share in the first quarter of 2011, compared to a net loss of $1.4 million or $(0.05) per share in the same year-ago quarter.
EBITDA from continuing operations in the first quarter of 2011 was unchanged from the same year-ago quarter at a loss of $1.1 million (see “Reconciliation of Non-GAAP Financial Measures” below for the definition and an important discussion of this non-GAAP financial measure).
At March 31, 2011, cash and cash equivalents totaled $574,000, compared to $879,000 at December 31, 2010.
Management Commentary
“Due to the resetting of patient deductibles, the first quarter is generally the most seasonally challenging for Graymark, further exacerbated by severe weather in January and February impacting over 60% of the states in which we operate,” said Stanton Nelson, Graymark’s chairman and CEO. “In spite of these challenges, we further enhanced the efficiency of the organization during the quarter by reducing overhead and implementing management changes and sales initiatives aimed at driving referral volume in our sleep centers. These proactive steps helped produce significantly higher sleep study volumes in March and April.

“With seven hospital partnership contracts signed so far in 2011, we appear well on track to exceed the 11 signed last year. This momentum is being driven by a better-aligned sales force pursuing a healthy pipeline of potential contracts. Combined with an increasing recurring revenue stream from converting new patients into our resupply business, we are revising our stated expectations for the year. We now expect to cross the threshold to positive EBITDA a quarter sooner than planned, and report positive EBITDA in the second quarter as well as continued EBITDA growth in the second half of the year.”
About Graymark Healthcare
Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ:GRMH — News) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 98 sleep laboratories throughout the United States, including standalone or IDTF facilities, rural outreach sites and hospital or provider agreements. For more information, visit www.graymarkhealthcare.com.
Reconciliation of Non-GAAP Financial Measures
Graymark is providing EBITDA from continuing operations information, which is defined as net income from continuing operations plus interest, income taxes, depreciation and amortization expenses a compliment to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the company’s financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities, or other financial statement data presented in the company’s consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
Graymark Healthcare, Inc.
Reconciliation of Net Income to EDITDA From Continuing Operations
For The Three Month Periods Ended March 31, 2011 and 2010
(Unaudited)

	March 31, 2011	March 31, 2010

Net Loss	$(1,920,970)	$(1,465,748)
(Income) Loss Discontinued Operations	214,678	(283,267)

Loss From Continuing Operations, net of taxes	(1,706,292)	(1,749,015)

EBITDA addbacks:
Interest	347,482	284,231
Taxes	9,603	47,986
Depreciation and amortization	294,628	344,399

Total EBITDA addbacks	651,713	676,616

EBITDA From Continuing Operations	$(1,054,579)	$(1,072,399)

Important Cautions Regarding Forward Looking Statements
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Graymark Healthcare Inc.
Stanton Nelson
Chairman and CEO
Tel 405-601-5300
Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com

GRAYMARK HEALTHCARE, INC.
Consolidated Balance Sheets
(unaudited)
As of March31, 2011 and December 31, 2010

	March 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$574,054	$878,796
Cash and cash equivalents from discontinued operations	17,898	692,261
Accounts receivable, net of allowances for contractual adjustments and	2,942,103	2,892,271
doubtful accounts of $2,433,914 and $2,791,906, respectively Inventories	584,700	553,342
Current assets from discontinued operations	1,313,574	2,093,571
Other current assets	415,167	468,486

Total current assets	5,847,496	7,578,727

Property and equipment, net	3,662,648	3,870,514
Intangible assets, net	2,362,508	2,400,756
Goodwill	13,007,953	13,007,953
Other assets from discontinued operations	1,087,614	1,101,013
Other assets	834,546	733,589

Total assets	$26,802,765	$28,692,552

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,223,139	$942,020
Accrued liabilities	1,726,148	2,357,195
Short-term debt	734,683	12,075
Current portion of long-term debt	22,732,720	22,756,706
Current liabilities from discontinued operations	1,750,092	2,015,277

Total current liabilities	28,166,782	28,083,273

Long-term debt, net of current portion	360,808	436,850

Total liabilities	28,527,590	28,520,123
Equity:
Graymark Healthcare shareholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 28,953,611 issued and outstanding	2,895	2,895
Paid-in capital	29,543,103	29,519,387
Accumulated deficit	(31,055,243)	(29,218,977

Total Graymark Healthcare shareholders’ equity (deficit)	(1,509,245)	303,305
Noncontrolling interest	(215,580)	(130,876

Total equity (deficit)	(1,724,825)	172,429

Total liabilities and shareholders’ equity	$26,802,765	$28,692,552

GRAYMARK HEALTHCARE, INC.
Consolidated Statements of Operations
For the Three Months Ended March 31, 2011 and 2010
(unaudited)

	March 31,	March 31,
	2011	2010
Net Revenues:
Services	$3,443,496	$4,672,985
Product sales	1,246,377	1,239,050

	4,689,873	5,912,035

Cost of Services and Sales:
Cost of services	1,222,944	1,452,600
Cost of sales	408,696	400,335

	1,631,640	1,852,935

Gross Margin	3,058,233	4,059,100

Operating Expenses:
Selling, general and administrative	3,992,736	4,892,600
Bad debt expense	117,847	238,899
Depreciation and amortization	294,628	344,399

	4,405,211	5,475,898

Other (Expense):
Interest expense, net	(347,482)	(284,231)
Other expense	(2,229)	—

Net other (expense)	(349,711)	(284,231)

Income (loss) from continuing operations, before taxes	(1,696,689)	(1,701,029)
Provision for income taxes	(9,603)	(47,986)

Income (loss) from continuing operations, net of taxes	(1,706,292)	(1,749,015)
Income (loss) from discontinued operations, net of taxes	(214,678)	283,267

Net income (loss)	(1,920,970)	(1,465,748)
Less: Net income (loss) attributable to noncontrolling interests	(84,704)	(40,799)

Net income (loss) attributable to Graymark Healthcare	$(1,836,266)	$(1,424,949)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.06)	$(0.06)
Income from discontinued operations	(0.01)	0.01

Net income (loss) per share	$(0.07)	$(0.05)

Weighted average number of common shares outstanding	28,953,611	29,011,675

Weighted average number of diluted shares outstanding	28,953,611	29,011,675